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EX.99 B10(b)

1701 Market Street                                   Morgan, Lewis
Philadelphia, PA 19103-2921                          & Bockius LLP
215-963-5000                                         COUNSELORS AT LAW
Fax: 215-963-5299




April 24, 2000


Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, Pennsylvania  19172

Re:   Penn Mutual Variable Annuity Account III
      SEC Registration No. 2-77283
      -----------------------------------------

Dear Ladies and Gentlemen:

We hereby consent to the reference of our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of this Post-Effective Amendment No. 27. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

/s/Morgan, Lewis & Bockius LLP